Exhibit 7.a


                        STOCK PURCHASE AND SALE AGREEMENT


     THIS STOCK PURCHASE AND SALE AGREEMENT (this "Agreement") is entered into as of this 6th day of October, 2006, by and between Brooke Corporation, a Kansas corporation ("Buyer"), and First American Capital Corporation, a Kansas corporation ("Seller"). Buyer and Seller are referred to collectively herein as the "Parties," and each individually as a "Party."

     WHEREAS, pursuant to the terms and conditions set forth below, Buyer desires to purchase from Seller, and Seller desires to sell to Buyer, certain shares of common stock, par value $0.10 per share, of Seller ("common stock") referred to herein as the Initial Shares (as defined below) and a warrant for the purchase of common stock referred to herein as the Warrant (as defined below) in exchange for payment of the consideration described in Section 1.2; and

     WHEREAS, Buyer and Seller desire to enter into certain other agreements, on the terms and conditions set forth below.

     NOW, THEREFORE, in consideration of the premises and the mutual promises made herein, and in consideration of the representations, warranties, and covenants contained herein, the Parties agree as follows:

Section 1. Purchase and Sale of the Stock.

     1.1. Purchase and Sale of Stock and Issuance of Warrant.

          (a) Subject to the terms and conditions of this Agreement, at the Closing (as defined below), Buyer shall purchase from Seller, and Seller shall sell to Buyer, three million seven hundred forty-two thousand nine hundred forty-three (3,742,943) shares of common stock of Seller (the "Initial Shares") equivalent to forty-six and seventy-nine one hundredths percent (46.79%) of the outstanding shares of the common stock of Seller issued immediately thereafter on a fully diluted basis, in exchange for the First Payment (as defined below), and delivery of the Brokerage Agreement (as defined below).

          (b) Subject to the terms and conditions contained of this Agreement, at the Closing, Seller shall deliver to Buyer a warrant in the form attached hereto as Exhibit A (the "Warrant") to purchase an additional one million six hundred forty-three thousand four hundred sixty (1,643,460) shares of common stock of Seller (the "Warrant Shares") upon payment of an exercise price by Buyer to Seller of Four Hundred Forty-Seven Thousand Eight Hundred Eighteen Dollars ($447,818) (the "Second Payment"), which Warrant Shares, in combination with the Initial Shares, will be equivalent to fifty-five percent (55%) of the outstanding shares of common stock of Seller then issued on a fully diluted basis.

     1.2. Consideration. Subject to the terms and conditions of this Agreement, and in consideration for the issuance of the Initial Shares and the Warrant, at the Closing:

          (a) Buyer shall pay to Seller an aggregate amount equal to Two Million Five Hundred Fifty-Two Thousand One Hundred Eighty-Two Dollars ($2,552,182) (the "First

     Payment") by wire transfer of immediately available funds to the bank account designated by Seller not later than two (2) Business Days (as defined below) prior to the Closing Date (the "Seller Account"); and

          (b) Buyer shall cause its indirect wholly-owned subsidiary, CJD & Associates, L.L.C. ("CJD") to execute and deliver to First Life Brokerage, Inc., a wholly-owned subsidiary of Seller ("FLB"), the Brokerage Agreement between CJD and FLB in the form attached hereto as Exhibit B (the "Brokerage Agreement"); and

          (c) Buyer shall execute and deliver to Seller that certain Servicing Agreement attached hereto as Exhibit C (the "Servicing Agreement").

     1.3. Information Statement; Special Meeting; Amendments; Exercise of Warrant; Director Resignations and Replacements.

          (a) To enable the Warrant to be exercised and facilitate the Listing (as defined below), as soon as practicable after the signing of this Agreement, Seller shall file with the Securities and Exchange Commission ("SEC") an information statement (the "Information Statement") and notice of special meeting (together with the Information Statement, the "Special Meeting Materials"), in preliminary form, regarding a special meeting of stockholders ("Special Meeting") to be convened for purposes of approving
     (x) amendments to the Articles of Incorporation of Seller in the form attached hereto as Exhibit D (the "Amendments"), which will (i) increase the number of shares of authorized common stock to 25,000,000, (ii) increase the number of shares of authorized preferred stock to 1,550,000, and (iii) reduce the par value of each share of common stock from $0.10 to $0.01, and (y) a reverse stock split of the common stock whereby every three (3) shares of common stock outstanding will be reverse split into one
     (1) share and fractional shares will be cashed out at the equivalent of $1.72 per whole share, payable in cash, effective after the exercise of the Warrant (the approvals of the Amendments and the reverse stock split shall be referred to collectively herein as the "Approvals"). Seller shall use its reasonable efforts to cause the Special Meeting Materials (i) to be approved by the SEC and to file the Special Meeting Materials in definitive form as soon as practicable following the expiration of the ten (10) calendar day period following the filing of the preliminary Special Meeting Materials and (ii) to be mailed to stockholders in definitive form as soon as practicable after the definitive Special Meeting Materials are filed with the SEC. The date of the Special Meeting shall be scheduled for a day following the Closing selected by mutual agreement of Buyer and Seller.

          (b) At the Special Meeting, Buyer shall vote the Initial Shares in favor of the Approvals. At the Closing, Buyer shall execute and deliver to Seller an irrevocable proxy, coupled with an interest, to Harland Priddle or his designee, in the form attached hereto as Exhibit E (the "Buyer Proxy"), with full right of substitution, to vote the Initial Shares in favor of the Approvals in the event that Buyer breaches its covenant in the prior sentence. Contemporaneously with the signing of this Agreement, members of the Board of Directors of Seller ("Directors") who then hold or control shares of common stock (the "Director Shares"), shall execute and deliver to Buyer's designee an irrevocable proxy in the form attached hereto as Exhibit F ("Director Proxy") to vote all Director Shares in favor of the

     Approvals. Neither the Buyer nor any Director who has executed the Director Proxy shall sell, transfer, pledge, hypothecate or otherwise dispose or alienate his or her beneficial, record, dispositive or voting interest in the Initial Shares or the Director Shares respectively prior to the shareholder approval of the Approvals. If the Closing has not occurred by the date set for the Special Meeting in the Special Meeting Materials and if Seller has not terminated this Agreement as a result, then the Buyer and Seller shall cause the Special Meeting to be adjourned until a date selected by their mutual agreement after the new date projected for the Closing. If such date is more than thirty days after the original date set for the Special Meeting in the Special Meeting Materials, then Seller shall send out new Special Meeting Materials as soon as practicable for the new date for the Special Meeting.

          (c) Once the Approvals are approved by stockholders, Seller shall promptly take such actions (including filings with the Secretary of State of Kansas) as are necessary to make the Amendments effective. As soon as practicable after effectiveness of the Amendments, Buyer shall exercise the Warrant and Seller shall issue the Warrant Shares to Buyer.

          (d) At the Closing, all members of the Board of Directors of Seller (except those as may be specifically and expressly designated by Buyer prior to Closing) shall submit signed but undated resignations from the Board of Directors of Seller (the "Director Resignations"). Upon exercise of the Warrant by Buyer, and except to the extent Buyer may otherwise direct Seller, in writing, all such Director Resignations shall be accepted and dated such date of exercise and such directors shall be deemed to, and be, resigned from the Board of Directors of Seller. The members of the Board of Directors who do not resign at such time shall each vote in favor of those directors nominated by Buyer to fill the director vacancies on the Board of Directors.

     1.4. Independent Directors and Approval of Certain Transactions. Until the earlier of the date of listing of the common stock of Seller on an exchange pursuant to Section 1.5 below or the date that is three (3) years after the date on which the Warrant is exercised, Buyer shall cause (i) at least three (3) members of the Board of Directors of Seller (the "Independent Directors") to be "independent" (as that term is defined in the stock exchange listing rules) to be elected as members of the Board of Directors of Seller; (ii) the Independent Directors to be appointed as the sole members of an Independent Directors
Committee of the Board of Directors of Seller (the "Committee") and to be granted the authority and power set forth in the Charter of the Independent Directors Committee in the form attached hereto as Exhibit G hereto (the "Charter"), and (iii) the Charter to be in full force and effect as the document that governs the activities of the Committee. Buyer shall cause Seller, for not less than five (5) years after the Closing, to continue to provide at Seller's expense directors' and officers' liability insurance coverage covering the acts and omissions of those officers and directors of Seller at the time of the Closing who were officers and directors of Seller prior to the Closing and the Independent Directors at coverage levels at least equal to those in place under Seller's directors' and officers' liability insurance policy immediately prior to the Closing.

     1.5. Listing; Tender Offer. As soon as is reasonably practicable after the exercise of the Warrant, Seller shall, and Buyer shall use its reasonable best efforts to cause Seller to, obtain a listing of the outstanding shares of common stock for trading on the American Stock Exchange or the Nasdaq Capital Market, provided that such shares are eligible to be so listed (the "Listing"). Seller and Buyer shall use commercially reasonable efforts to cause such shares to be eligible for such Listing. Within three (3) months after the Closing, Seller shall, and Buyer shall use its reasonable best efforts to cause Seller to, commence a modified "Dutch auction" style tender offer for outstanding shares of common stock on substantially the terms provided in Exhibit H attached hereto (the "Dutch Auction Tender Offer"), in conformity with all applicable laws, including, but not limited, to the provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated pursuant thereto. Any terms or conditions relating to the Dutch Auction Tender Offer which are not specified by or consistent with Exhibit H shall be approved by a majority of the members of the Committee. The Dutch Auction Tender Offer shall be consummated within thirty (30) days after the commencement thereof or longer if an extension of time is requested by Buyer and is approved by the Committee. Pursuant to the Dutch Auction Tender Offer, Seller shall repurchase any shares of the common stock that its holders (other than Buyer) tender to Seller at a price determined as set forth in Exhibit H until a maximum aggregate of at least Five Hundred Thousand Dollars ($500,000) has been paid by Seller for such repurchases (less the amount that legal fees reasonably incurred by Seller directly in connection with the Dutch Auction Tender Offer exceed Fifty Thousand Dollars ($50,000)).

     1.6. Contribution of Business Profits. At the Closing, Buyer and Seller shall cause the Brokerage Agreement to be executed and delivered by all parties thereto. Buyer agrees that, if Pretax Profits (as defined below) are not realized by FLB according to the following schedule: (i) at least One Million Five Hundred Thousand Dollars ($1,500,000) during the twelve-months ended September 30, 2007, (ii) at least Two Million Dollars ($2,000,000) during the twelve-months ended September 30, 2008, and (iii) at least Two Million Five Hundred Thousand Dollars ($2,500,000) during the twelve-months ended September 30, 2009, Buyer will contribute to Seller, as additional consideration for the issuance of the Initial Shares and the Warrant Shares (the "Additional Contributions"), an amount equal to One Dollar ($1) for each One Dollar ($1) of Pretax Profits that are not realized in accordance with such schedule with respect to each such specified time period. The Additional Contributions shall be determined by the separate review of the financial statements for FLB as a part of the review by an independent accountant of the consolidated financial statements of Seller for the relevant period. Buyer shall pay to Seller each of the Additional Contributions by wire transfer of immediately available funds to an account designated by Seller within thirty (30) days after the completion of the review of the consolidated financial statements of Seller for each of the specified time periods. "Pretax Profits" shall mean income before income tax expense determined in accordance with generally accepted accounting principles.

     1.7. Minimum Capitalization of Seller. Seller shall, and Buyer shall use its reasonable best efforts to cause Seller to, have capital and surplus reasonably sufficient to fund the projected capital needs of the parent company operations of Seller at all times within the first three (3) years after the Closing. Such projected capital needs shall be as initially described in the capital plan attached hereto as Exhibit I, and Seller may, with the consent of Buyer and the Committee if such Committee is then in existence, make such reasonable adjustments to such plan as are reasonably necessary from time to time during such three-year period. Any amounts provided by Seller pursuant to this Section 1.7 shall either be (i) in the form of long-term debt at prevailing market interest rates and terms or (ii) in the form of a purchase of common stock of Seller at fair market value (as determined by then-current stock exchange trading information or, if the common stock is not then trading on an exchange, based upon the book value of Seller). Reasonably sufficient surplus shall mean that Seller has sufficient cash on hand to pay twelve months of projected operating expenses based on the most recent twelve months of actual operating expenses of Seller net of any projected cash transferred to Seller from Subsidiaries (as described below). For projection purposes, operating expenses shall include directors' and officers' liability insurance premiums, shared services fees paid under the Servicing Agreement, audit fees, legal fees, internal audit consultant fees, tax return preparation fees, and expenses paid by Seller on behalf of Subsidiaries (as defined below) for which it receives reimbursement from Subsidiaries and specifically excludes legal settlements, capital contributions to subsidiaries, acquisitions, and other extraordinary expenses not incurred in the normal course of business. In no event shall the projected capital needs of the parent company operations of Seller for which Buyer may be obligated hereunder include the amount of cash that can be transferred to Seller from Subsidiaries as dividends, management fees, tax payments or unsecured credit or other lawful means.

     All amounts of the First Payment, the Second Payment, any Additional Contribution, Business Profits, or other assets of Seller or its Subsidiaries not necessary to satisfy the obligation of Buyer set forth above may be contributed to the Subsidiaries as additional capital at the discretion of the Board of Directors of Seller, subject to the obligations of Seller pursuant to
Section 1.5.

     1.8. Transfer Restrictions. Until the date that is three (3) years after the Closing:

          (a) Buyer shall not sell any shares of common stock (other than in a transaction that has been submitted to and approved by a majority of the stockholders of Seller other than the Buyer and its affiliates) if, as a result, Buyer would hold less than a majority of the then-outstanding shares of common stock, unless Buyer first gives written notice to all members of the Committee describing in detail the terms of such transaction (the "Notice"). If a majority of the members of the Committee determine that it is in the best interest of the stockholders of the Company other than Buyer for such stockholders to have an opportunity to participate in such transaction and delivers a written notice to that effect to Seller within ten (10) days after delivery of the Notice, then Buyer shall not sell such shares of common stock unless the purchaser thereof as described in the Notice offers to purchase from the other holders of the common stock the same percentage of their shares as it is offering to purchase from Buyer (or such pro-rata portion of shares of Buyer and such other holders as such purchaser's initially offered purchase price to Buyer would purchase) on the same terms as it is offering to Buyer.

          (b) Buyer shall not cause Seller to file a registration statement under the Securities Act of 1933, as amended, covering resales of any shares of common stock held by Buyer or its affiliates in an underwritten secondary offering of those shares unless it offers to include in such registration statement a proportionate amount of shares of the common stock of other stockholders of Seller in any such offering.

     1.9. Waiver of Provisions and Termination of Stock Repurchase Agreement and Related Warrants. Seller hereby waives application to the execution, delivery and performance of this Agreement of any of the restrictive covenants made by Buyer in Article III of that certain Stock

Repurchase Agreement dated March 2, 2005, between Buyer and Seller ("Stock Repurchase Agreement"). Effective as of the Closing, all covenants contained in said Article III of the Stock Repurchase Agreement shall be terminated and of no further force or effect and the warrants dated March 2, 2005 for purchase of up to 150,000 shares of common stock issued by Seller to Buyer pursuant to that Stock Repurchase Agreement ("2005 Warrants") shall be deemed to be cancelled and of no further force or effect. Buyer shall not exercise the 2005 Warrants prior to the Closing.

     1.10. Deliveries at Closing. At the Closing:

          (a) Seller shall deliver to Buyer stock certificates, signed and in proper form, representing the Initial Shares;

          (b) Buyer shall deliver to Seller the First Payment;

          (c) Seller shall execute and deliver to Buyer the Warrant;

          (d) Buyer shall have caused CJD to execute and deliver, and Seller shall have caused FLB to execute and deliver, the Brokerage Agreement;

          (e)  Buyer  and  Seller  shall   execute  and  deliver  the  Servicing
     Agreement;

          (f) The Directors shall execute and deliver to Buyer the Director Resignations;

          (g) Buyer shall execute and deliver to Seller the Buyer Proxy;

          (h) Seller and Michael Hess shall have executed and delivered that certain Employment Agreement, in the form attached hereto as Exhibit J (the "Hess Employment Agreement");

          (i) Seller and John Van Engelen shall have executed and delivered that certain Employment Agreement, in the form attached hereto as Exhibit K (the "Van Engelen Employment Agreement");

          (j) The Board of Directors of Seller shall have adopted the Charter;

          (k)  Seller   shall   execute   and   deliver  to  Buyer  the  various
     certificates, instruments, and documents referred to in Section 6.1 below;

          (l) Seller's legal counsel, Sonnenschein Nath & Rosenthal LLP, shall execute and deliver its legal opinion substantially in the form attached hereto as Exhibit L;

          (m) Buyer's legal counsel, Bryan Cave LLP, shall execute and deliver its legal opinion substantially in the form attached hereto as Exhibit M;

          (n)  Buyer   shall   execute   and   deliver  to  Seller  the  various
     certificates, instruments, and documents referred to in Section 6.2 below.

     1.11. Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Sonnenschein Nath & Rosenthal LLP, 4520 Main Street, Suite 1100, Kansas City, Missouri, or at such other place as the Parties may mutually agree, commencing at 9:00 a.m. Central Time on the second (2nd) Business Day following the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the transactions contemplated hereby (other than conditions with respect to actions the respective Parties will take at the Closing itself) or on such other date as Buyer and Seller may mutually determine in writing (the "Closing Date").

Section 2. Representations and Warranties of Seller. Seller represents and warrants to Buyer that the statements contained in this Section 2 are true, correct and complete as of the date of this Agreement and will be true, correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this
Section 2) with respect to itself, except as set forth in the disclosure schedule attached hereto as Exhibit N (the "Disclosure Schedule").

     2.1. Organization, Qualification, and Corporate Power. Seller and each of its Subsidiaries is a corporation duly organized, validly existing, and in good standing as a corporation under the laws of the State of Kansas. Seller and each of its Subsidiaries is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required. Seller and each of its Subsidiaries has full corporate power and authority to carry on the business in which it is engaged and to own and use the properties owned and used by it. Section 2.1 of the Disclosure Schedule lists the jurisdictions in which the Seller and each of its Subsidiaries is qualified to do business as a foreign corporation.

     2.2. Authorization; Enforceability. Seller has full corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution, delivery and performance of this Agreement, all other agreements contemplated hereby and the consummation of the transactions contemplated by this Agreement have been duly and validly approved by the Board of Directors of Seller. This Agreement constitutes the valid and legally binding obligation of Seller, enforceable in accordance with its respective terms and conditions. Seller need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement. The execution, delivery and performance of this Agreement and all other agreements contemplated hereby have been duly authorized by Seller.

     2.3. Capitalization. The authorized capital stock of Seller consists of Eight Million (8,000,000) shares of common stock, of which Four Million Two Hundred Fifty-Seven Thousand Fifty-Seven (4,257,057) are currently issued and outstanding and Five Hundred Fifty Thousand (550,000) shares of preferred stock, none of which are currently issued and outstanding. All of the issued and outstanding capital stock of Seller has been duly authorized, validly issued, fully paid, and non-assessable. Except for the 2005 Warrants, there are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require the Seller to issue, sell, or otherwise cause to become outstanding any capital stock or any other equity ownership (collectively, "Options"). There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to an economic interest in Seller or Seller's capital stock. None of the issued and outstanding capital stock of the Seller is subject to preemptive rights, cumulative voting rights or rights of first refusal created by statute, the charter, bylaws or other organizational documents of the Seller or any agreement to which the Seller is a party or is bound, and all issued and outstanding capital stock of the Seller have been offered, issued and sold by Seller in compliance with all applicable securities laws. The Seller has no obligation or right (contingent or otherwise) to purchase, redeem, or otherwise acquire any capital stock of the Seller or to pay any dividend or any distribution in respect thereof. Except for the Stock Repurchase Agreement, there are not any stockholders' agreements, stock transfer restriction agreements, voting trusts and other agreements or understandings among any Persons and/or the Seller regarding the capital stock of the Seller, voting, purchase rights or sales restrictions relating thereto and/or the governance of the Company. Except for the Subsidiaries, the Company does not own any equity or other securities in any Person nor does it hold any options or other rights to acquire any of same.

     2.4. Non-contravention. To the Knowledge (as defined below) of Seller, neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which Seller is subject or any provision of the charter or bylaws of Seller or any of its Subsidiaries; or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which Seller is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Lien upon any of its assets). To the Knowledge of Seller, Seller need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement.

     2.5. Subsidiaries. Each of Seller's Subsidiaries is listed on Section 2.5 of the Disclosure Schedule. All of the issued and outstanding capital stock of the Subsidiaries has been duly authorized and is validly issued, fully paid, and non-assessable. Seller holds of record and owns beneficially all of the outstanding capital stock of the Subsidiaries. There are no outstanding or authorized Options with respect to any Subsidiary's capital stock. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to an economic interest in any Subsidiary or any Subsidiary's capital stock. None of the issued and outstanding capital stock of the Subsidiaries are subject to preemptive rights or rights of first refusal created by statute, the charter, bylaws or other organizational documents of the Subsidiaries or any agreement to which the Subsidiaries are a party or is bound, and all issued and outstanding capital stock of the Subsidiaries have been offered, issued and sold by each of the Subsidiaries in compliance with all applicable securities laws. The Seller and the Subsidiaries have no obligation or right (contingent or otherwise) to purchase, redeem, or otherwise acquire any capital stock of the Subsidiaries or to pay any dividend or any distribution in respect thereof. Except for the capital stock of the Subsidiaries, neither Seller nor the Subsidiaries own or has any right to acquire, directly or indirectly, any outstanding capital stock of, or other equity, joint venture or other ownership interests in, any Person (as defined below).

     2.6. Financial Statements. Attached to Section 2.6 of the Disclosure Schedules are the following financial statements: (i) audited consolidated balance sheets and statements of income, changes in stockholders' equity, and cash flow of the Seller on a consolidated basis as of and for the fiscal years ended December 31, 2003, December 31, 2004, and December 31, 2005 (the "Annual Financial Statements"); (ii) unaudited consolidated balance sheets and statements of income, changes in stockholders' equity, and cash flow of the Seller on a consolidated basis as of and for the three months ended March 31, 2006 (the "First Quarter Financial Statements"); (iii) unaudited consolidated balance sheets and statements of income, changes in stockholders' equity, and cash flow of the Seller on a consolidated basis (the "Most Recent Financial Statements") as of and for the three months and six months ended June 30, 2006 (the "Most Recent Fiscal Month End") and (iv) annual and quarterly financial statements of First Life America Corporation ("FLAC") filed and prepared on a statutory accounting basis, as filed with the Kansas DOI for the fiscal years ended December 31, 2003, December 31, 2004, and December 31, 2005 and the quarterly periods ended March 31, 2006 and June 30, 2006 (the "Kansas DOI
Financials"). The Annual Financial Statements, the First Quarter Financial Statements and the Most Recent Financial Statements (including the notes thereto) have been prepared in accordance with GAAP (as defined below) throughout the periods covered thereby and present fairly the financial condition of Seller as of such dates and the results of operations of Seller for such periods, are correct and complete, and are consistent with the books and records of Seller (which books and records are correct and complete); provided, however, that the First Quarter Financial Statements and the Most Recent Financial Statements are subject to normal year-end adjustments and, as permitted by SEC rules and regulations, lack footnotes and other presentation items. The Kansas DOI Financials are presented, in all material respects, in accordance with the statutory accounting principles prescribed or permitted by the Kansas DOI.

     2.7. Undisclosed Liabilities. Seller and each of its Subsidiaries has no Liability (as defined below), and there is no Basis (as defined below) Known to Seller for, any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against any of them giving rise to any Liability), except for (i) Liabilities set forth on the face of the Most Recent Balance Sheet (as defined below) (rather than in any notes thereto) and (ii) Liabilities that have arisen after the Most Recent Fiscal Month End in the Ordinary Course of Business (as defined below). To the Knowledge of Seller, Seller is not: (i) subject to any outstanding injunction, judgment, order, decree, ruling, or charge; or (ii) is not a party to any action, suit, arbitration, mediation, proceeding, hearing, or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction, or any arbitrator or mediator.

     2.8. Events Subsequent to Most Recent Fiscal Month End. Since the Most Recent Fiscal Month End, Seller and each of its Subsidiaries has conducted its businesses in the Ordinary Course of Business and there has not been any Material Adverse Change (as defined below).

     2.9. Legal Compliance. To the Knowledge of Seller, Seller and each of its Subsidiaries has complied with all applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of Federal, state, local, and foreign governments (and any and all agencies thereof), except where the failure to comply would not have a Material Adverse Effect and has been disclosed in writing to Buyer. Seller, Subsidiaries and each of their respective shareholders,  directors, officers and
employees required by law to do so has obtained and currently maintains in good standing all required licenses, permits, approvals, registrations and certifications from the Kansas Insurance Department and all other similar agencies in other states or jurisdictions by which they are required to be licensed (the "Licenses"). Section 2.9 of the Disclosure Schedule contains an accurate list of the Licenses, including the number of each License.

     2.10. Tax Matters.

          (a) All Income Tax Returns that Seller or any Subsidiary was required to file have been filed by Seller or the applicable Subsidiary on a consolidated basis, and Seller and the applicable Subsidiary has paid all Income Taxes (as defined below) shown thereon as owing;

          (b) Seller has delivered to Buyer correct and complete copies of all Income Tax Returns filed, examination reports received, and statements of deficiencies assessed against or agreed to by Seller or any Subsidiary since December 31, 2003;

          (c) Neither Seller nor any Subsidiary has waived any statute of limitations in respect of Income Taxes or agreed to any extension of time with respect to an Income Tax assessment or deficiency;

          (d) Neither Seller nor any Subsidiary has received a notice of audit or assessment with respect to any Taxes as to which the audit has not been concluded or the assessment paid or abated; and

          (e) Seller is not a party to any Income Tax allocation or sharing agreement.

     2.11. Real Property. Section 2.11 of the Disclosure Schedule sets forth all real property owned in fee by Seller and each of its Subsidiaries (the "Owned Real Property"). Seller and each of its Subsidiaries owns and has good and marketable title to the Owned Real Property, in each case free and clear of all Liens. Section 2.11 of the Disclosure Schedule lists all leases relating to the Owned Real Property (the "Leases"). The Leases are in full force and effect as of the date hereof and no party thereto is in material breach of any provision thereof as of the date of this Agreement.

     2.12. Other Tangible Assets. Seller and each of its Subsidiaries has good title to, or a valid leasehold interest in, the material machinery, equipment, and other tangible assets necessary for the conduct of its business as presently conducted. Except as to title, Seller makes no other warranties to Buyer of any kind (whether express, implied, statutory or otherwise), including, but not limited to, warranties of merchantability or fitness for a particular purpose or any other warranty or representation regarding the material machinery, equipment or other tangible assets owned by Seller with respect to their condition, status, operating capacity, reliability or quality. There are no mortgages, Liens, pledges, security interests or other encumbrances to which any real property or personal property of Seller or any Subsidiary is subject.

     2.13. Intellectual Property.

          (a) Except for the Licensed Intellectual Property (as defined below) that is described on Section 2.13 of the Disclosure Schedule, all of the Intellectual Property that is material to the conduct of the business and operations of the Seller as currently conducted and operated is Owned Intellectual Property (as defined below). Other than the Owned Intellectual Property and the Licensed Intellectual Property, there is no other Intellectual Property used or necessary for use for the conduct of the business and operations of the Seller and the Subsidiaries.

          (b) The Intellectual Property that is owned by any of the Seller or the Subsidiaries is referred to herein as the "Owned Intellectual
     Property." Section 2.13 of the Disclosure Schedule sets forth a complete list of all patents and patent applications, registered trademarks and applications to register trademarks, Internet domain name registrations, registered copyrights and the Software (as defined below) products currently marketed, or used in the provision of services, by the Seller and the Subsidiaries. The seller (or the Subsidiaries, as applicable) owns good and valid title in and to all of the Owned Intellectual Property material to the conduct of their business and operations as currently conducted and operated, including the items listed on Section 2.13 of the Disclosure
     Schedule, free and clear of any Liens. Neither the Seller nor any Subsidiary nor, to Seller's Knowledge, the other party, is in material breach of or default under any contract relating to the Owned Intellectual Property. Neither the Seller nor any Subsidiary is in material breach of or default under any applicable law relating to the Owned Intellectual Property. The Owned Intellectual Property was not developed as part of the performance of any obligation for any third party which would require the taking of any action, whether or not actually taken, in order for all rights to the Owned Intellectual Property to become vested in, or retained by, the Seller or any applicable Subsidiary.

          (c) All copyrights comprising the Owned Intellectual Property material to the conduct of the Business and operations as currently conducted and operated, including the applicable items listed on Section 2.13 of the Disclosure Schedule, consist exclusively of (i) "works made for hire" as that term is used in Title 17 of the United States Code and (ii) works developed by independent contractors or consultants engaged by the Seller (or any Subsidiary) which have assigned to the Seller (or any Subsidiary) their entire right, title and interest in and to the work or works produced, pursuant to a valid and enforceable written contracts. The Owned Intellectual Property does not include any Intellectual Property in which any Person other than the seller (or any Subsidiary) has or may acquire any right of ownership, control or compensation.

          (d) Neither the Seller nor the Subsidiary has granted to any Person or obligated itself to grant to any Person any license, option, or other right in or with respect to any of the Owned Intellectual Property, whether or not requiring payment to the Seller or any Subsidiary. No Person has in writing or, to Seller's Knowledge, orally, either asserted any rights in or offered to grant the Seller (or any Subsidiary) a license or any other right of use with respect to the Owned Intellectual Property. Neither the Seller nor any Subsidiary has any obligation to compensate any Person for any development, license, use, sale, distribution or modification of any of the Owned Intellectual Property.

          (e) Section 2.13 of the Disclosure Schedule sets forth a complete list of all written contracts ("Intellectual Property Licenses") that provide for the license of Intellectual

     Property  to  the  Seller  or  any   Subsidiary   ("Licensed   Intellectual
     Property"). Neither the Seller nor any Subsidiary nor, to Seller's Knowledge, any other party, is in breach of or default under any Intellectual Property Licenses relating to the Licensed Intellectual Property and no act or event has occurred which, with notice or lapse of time or both or other action required to be taken by the other party as a prerequisite to exercising its rights, would constitute a breach or default on the part of the Seller or any Subsidiary under any Intellectual Property License. Neither the Seller nor any Subsidiary is in breach of or default under any Applicable Law relating to the Licensed Intellectual Property. To Seller's Knowledge, each Intellectual Property License is valid and in full force and effect. All of the Licensed Intellectual Property that is Software is maintained and supported under software support and maintenance agreements by the respective software vendors. Each Intellectual Property License for Software has an adequate number of licensed seats for the business as presently conducted. The Seller (or a Subsidiary) has obtained from all third party developers and/or owners of any material software programs utilized by it in connection with the operation of its business any licenses that may be necessary for it to permit any customer, client or other business relationship thereof to utilize such software programs at a Seller (or Subsidiary) site on a Seller (or Subsidiary) computer and at a non-Seller (or Subsidiary) site or on a non-Seller (or Subsidiary) computer to the extent such software programs actually are being used by such persons at such locations.

          (f) Except pursuant to the terms of any of the contracts disclosed on the Schedules, neither the Seller nor any Subsidiary has agreed to indemnify any Person against any charge of infringement or other violation with respect to any Intellectual Property. Neither the Seller nor any Subsidiary has infringed, misappropriated or otherwise violated the Intellectual Property rights of any Person. Neither the Seller nor any Subsidiary has received any written assertion, complaint, demand or any notice whatsoever alleging any such infringement, misappropriation or other violation. None of the Owned Intellectual Property infringes upon, misappropriates or otherwise violates the intellectual property rights of any Person.

          (g) There is no legal proceeding pending, or to Seller's Knowledge threatened, with respect to, and no outstanding official action concerning
     (i) the Owned Intellectual Property or (ii) right of the Seller to develop, license, use, sell, distribute or modify the Company Software.

          (h) The Seller has taken reasonable measures to protect for its own sole use and benefit the confidential and proprietary nature of the Trade Secrets and other confidential information material to the business of the Seller.

     2.14. Contracts. Section 2.14 of the Disclosure Schedule lists all of the Material Contracts in effect as of the date of this Agreement, to which Seller or any of its Subsidiaries is a party or, in the event of a terminated contract, was a party and to which Seller or any of its Subsidiaries has post-termination obligations. For purposes of this Section 2.14, "Material Contract" shall mean any non-life insurance contract which, from and after the Closing Date (i) requires payments by or to Seller or any Subsidiary of $10,000 or more in the aggregate, (ii) restricts the ability of Seller or any Subsidiary to compete in any line of business or any geographic area with any Person from and after, or (iii) commits Seller or any Subsidiary to continue any line of business. Seller has delivered or made available to Buyer a correct and complete copy of each Material Contract (as amended to date) listed in Section 2.14 of the Disclosure Schedule. Seller and each of its Subsidiaries and, to the Knowledge of Seller, each other party to each Material Contract has performed each term, covenant, and condition of each Material Contract which is to be performed by them at or before the date hereof and neither Seller nor its Subsidiaries is in default under any Material Contract. Each of the Material Contracts is in full force and effect and constitutes the legal and binding obligation of Seller or any applicable Subsidiary, and, to the Knowledge of Seller, the other parties thereto, and there exists no default or event of default or event, occurrence, condition or act, with respect to Seller and each of its Subsidiaries or, to the Knowledge of Seller, with respect to any other contracting party or otherwise, that, with or without the giving of notice, the lapse of the time or the happening of any other event or condition, would reasonably be expected to become a default or event of default under or breach or violation of any Material Contract. Seller has provided Buyer with true and accurate copies of the form insurance agreements for which FLAC is the insurance provider, a description of these agreements is attached to Section 2.14 of the Disclosure Schedule. No Person has a power of attorney to act on behalf of Seller or any Subsidiary.

     2.15. Employee Benefits.

          (a) Section 2.15 of the Disclosure Schedule lists each Employee Benefit Plan (as defined below) that Seller or any of its Subsidiaries maintains or to which Seller or any of its Subsidiaries contributes.

               (i) to the Knowledge of Seller, each such Employee Benefit Plan (and each related trust, insurance contract, or fund) has been maintained, funded and administered in accordance with the terms of such Employee Benefit Plan and complies in form and in operation in all respects with the applicable requirements of ERISA (as defined below) and the Code (as defined below), except where the failure to comply would not have a Material Adverse Effect and has been disclosed in writing to Buyer;

               (ii) all contributions (including all employer contributions and employee salary reduction contributions) that are due have been made to each such Employee Benefit Plan that is an Employee Pension Benefit Plan (as defined below), and all premiums or other payments that are due have been paid with respect to each such Employee Benefit Plan that is an Employee Welfare Benefit Plan (as defined below); and

               (iii) Neither Seller nor its Subsidiaries sponsor any Employee Benefit Plan subject to Title IV of ERISA.

          (b) With respect to each Employee Benefit Plan that any of Seller and any ERISA Affiliate (as defined below) maintains, or has maintained during the prior three (3) years or to which any of them contributes, or has been required to contribute during the prior three (3) years:

               (i) to the Knowledge of Seller, no action, suit, proceeding, hearing, or investigation with respect to the administration or the investment of the assets of any such Employee Benefit Plan (other than routine claims for benefits) is pending; and

               (ii) as of the last day of the most recent  prior plan year,  the market value of assets under each such Employee Benefit Plan that is an Employee Pension Benefit Plan (other than any Multiemployer Plan (as defined below)) equaled or exceeded the present value of liabilities thereunder (determined in accordance with then current funding assumptions).

          (c) Other than  pursuant to any Employee  Benefit  Plan,  there are no
     obligations  of  Seller  or  any  Subsidiary  to  any  retired,   laid-off,
     terminated or other former employee of Seller or any Subsidiary.

     2.16. Environmental, Health and Safety Matters.

          (a) Seller and each of its Subsidiaries has complied and is in compliance in all material respects with all Environmental, Health and Safety Requirements (as defined below);

          (b) Without limiting the generality of the foregoing, Seller and each of its Subsidiaries has obtained, have complied, and is in compliance with in all material respects, all material permits, licenses and other authorizations that are required pursuant to Environmental, Health and Safety Requirements for the occupation of their facilities and the operation of their business; a list of all such material permits, licenses and other authorizations is set forth on Section 2.16 of the Disclosure Schedule;

          (c) Seller and each of its Subsidiaries has not received any written or oral notice, report or other information regarding any actual or alleged material violation of Environmental, Health and Safety Requirements, or any material liabilities or potential material liabilities (whether accrued, absolute, contingent, unliquidated or otherwise), including any material investigatory, remedial or corrective obligations, relating to any of them or their facilities arising under Environmental, Health and Safety Requirements;

          (d)  Seller  and each of its  Subsidiaries  has not  treated,  stored, disposed of, arranged for or permitted the disposal of, transported, handled, manufactured, distributed, or released any substance, including without limitation any hazardous substance, or owned or operated any property or facility (and no such property or facility is contaminated by any such substance) so as to give rise to any current or future material liabilities, including any material liability for fines, penalties, response costs, corrective action costs, personal injury, property damage, natural resources damages or attorneys' fees, pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA") or the Solid Waste Disposal Act, as amended ("SWDA") or any other Environmental, Health and Safety Requirements;

          (e) Neither this Agreement nor the consummation of the transactions that are the subject of this Agreement will result in any material obligations for site investigation or cleanup, or notification to or consent of government agencies or third parties, pursuant to any of the so-called "transaction-triggered" or "responsible property transfer" Environmental, Health and Safety Requirements; and

          (f) Seller has furnished to Buyer all environmental audits, reports and other material environmental documents relating to Seller's and each of its Subsidiaries' or its respective predecessors' or Affiliates' past or current properties, facilities, or operations that are in their possession or under their reasonable control.

     2.17. Certain Business Relationships with Subsidiaries. Seller has not been involved in any material business arrangement or relationship with the
Subsidiaries within the past twelve (12) months and as of the date of this Agreement. Seller does not own any material asset, tangible or intangible, that is used in the business of the Subsidiaries.

     2.18. SEC Filings. The Seller has timely filed all forms, reports and documents with the SEC required to be filed by it pursuant to the federal securities laws, all of which complied as of their respective dates in all material respects with all applicable requirements of the Securities Act and the Exchange Act and the rules and regulations promulgated thereunder. As of their respective dates, the Seller's SEC Reports did not, and all such documents filed with the SEC after the date hereof will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. Except as set forth in the Seller's SEC Reports, the Seller has made all certifications and statements required by Sections 302 and 906 of the Sarbanes-Oxley Act of 2002, as amended, and the related rules and regulations promulgated thereunder with respect to the Seller's filings pursuant to the Exchange Act. The Seller has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act) designed to ensure that material information relating to the Seller, including its Subsidiaries, is made known on a timely basis to the individuals responsible for the preparation of the Seller's filings with the SEC and other public disclosure documents. Without limiting the generality of the foregoing, (a) the Seller has established and maintains a system of internal accounting control over financial reporting sufficient to comply with all legal and accounting requirements applicable to the Seller, (b) the Seller has disclosed, based on its most recent evaluation of internal controls, to the Seller's auditors and its audit committee, (i) any significant deficiencies and material weaknesses in the design or operation of its internal accounting controls which are reasonably likely to materially and adversely affect the Seller's ability to record, process, summarize and report financial information, and (ii) any fraud known to the Seller that involves management or other employees who have a significant role in internal controls, and (c) the Seller has not received any complaint, allegation, assertion or claim in writing regarding the accounting practices, procedures, methodologies or methods of the Seller or its internal accounting controls over financial reporting, including any such complaint, allegation, assertion or claim that the Seller has engaged in questionable accounting or auditing practices.

     2.19. Insurance. Section 2.19 of the Disclosure Schedule contains a true and complete list of all insurance policies, and formal self-insurance programs, other forms of insurance and all fidelity bonds held by or applicable to the Seller and each Subsidiary and their respective assets and operations pursuant to which the Seller or any of its Subsidiaries are insureds.
Section 2.19 of the Disclosure Schedule describes (a) whether each insurance policy is occurrence-based or claims made-based and (b) each pending claim thereunder for more than $25,000. All insurance policies listed on Section 2.19 of the Disclosure Schedule have been made available to Buyer and are subject to the deductibles or retentions described on Section 2.19 of the Disclosure Schedule. The Seller and each Subsidiary maintains insurance in coverages and amounts reasonably believed by the Seller to be customary in the industry and adequate for the business. Neither the Seller nor any Subsidiary is in material default with respect to any provision in any current insurance policy maintained by the Seller or any Subsidiary and all such policies are in full force and effect. To the Seller's Knowledge, neither the Seller nor any Subsidiary has received any notice of cancellation or non-renewal of any such insurance policy. Neither the Seller nor any Subsidiary has failed to give any notice or present any claim for more than $25,000 under any of the policies in due and timely fashion. Neither the Seller nor any Subsidiary has been refused any insurance coverage with respect to its assets, properties or businesses, nor has any insurance coverage been materially limited by any insurance carrier to which the Seller or any Subsidiary has applied for any such insurance or with which the Seller or any Subsidiary has carried insurance during the last three years. Except as set forth on Section 2.19 of the Disclosure Schedule, no further payments of premiums will be due following the Closing Date by the Seller or any Subsidiary with respect to insurance coverage relating to periods occurring prior to the Closing Date.

     2.20. Absence of Certain Practices or Activities.

          (a) To the Knowledge of Seller, neither it nor any of the Subsidiaries nor their directors, officers, employees or agents, nor any person acting on their behalf, has, directly or indirectly within the past five (5) years, given or agreed to give any gift, kickback or similar benefit to any customer, supplier, governmental employee or other person who is or may be in a position to help or hinder its business or assist it in connection with any actual or proposed transaction that (i) might likely subject the Seller to any material damage or penalty in any civil, criminal or governmental litigation or proceeding, (ii) would reasonably be expected to have a Material Adverse Effect (as defined below) on the business, reputation or standing of the Seller or (iii) is in contravention of any Seller or Subsidiary policy or procedure then or now in effect.

          (b) Except with respect to the transactions contemplated by this Agreement, neither the Seller, any Subsidiary nor any director, officer, investment bank or other person acting on their behalf is now soliciting, negotiation, discussing or providing information to any third party with respect to a transaction, not in the ordinary course of business, involving the sale, merger, tender offer, change of control, or any sale of stock or assets of, Seller or any Subsidiary.

     2.21. Private Offering. No form of general solicitation or advertising was used by Seller or its representatives in connection with the offer or sale of the Initial Shares or the Warrant Shares. No registration of the Initial Shares or Warrant Shares pursuant to the provisions of the Securities Act or any state securities or "blue sky" laws will be required by the offer, sale or issuance of the Initial Shares or the Warrant Shares pursuant to this Agreement, assuming the accuracy of the Buyer's representations.

     2.22. Listing Applications. Seller has not applied for listing of any of its securities on any stock exchange or quotation system or otherwise attempted to list any of its securities on any stock exchange or quotation system.

     2.23. Brokers' Fees. Seller has no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

     2.24. Disclaimer of Other Representations and Warranties. Except as expressly set forth in Section 2, Seller makes no representation or warranty, express or implied, at law or in equity, in respect of the Seller or its assets, liabilities or operations, including with respect to merchantability or fitness for any particular purpose, and any such other representations or warranties are hereby expressly disclaimed.

Section 3. Buyer's Representations and Warranties. Buyer represents and warrants to Seller that the statements contained in this Section 3 are true, correct and complete as of the date of this Agreement and will be true, correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 3).

     3.1. Organization of Buyer. Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the State of Kansas.

     3.2. Authorization of Transaction. Buyer has full corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution, delivery and performance of this Agreement, all other agreements contemplated hereby and the consummation of the transactions contemplated by this Agreement have been duly and validly approved by the Board of Directors of Buyer. This Agreement constitutes the valid and legally binding obligation of Buyer, enforceable in accordance with its respective terms and conditions. Except for filings with the approval of the Kansas DOI (as defined below), any other Departments of Insurance of the jurisdictions set forth on
Schedule 2.1 and the Office of Thrift Supervision, Buyer need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement. The execution, delivery and performance of this Agreement and all other agreements contemplated hereby have been duly authorized by Buyer.

     3.3. Non-contravention. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will
(A) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which Buyer is subject or any provision of its charter, bylaws, or other governing documents; or (B) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which Buyer is a party or by which it is bound or to which any of its assets is subject.

     3.4. Brokers' Fees. Buyer has no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement that would become the obligation of Seller.

     3.5. Financing. As of the date hereof, Buyer does not know of any fact or circumstance which will result in its not being able to have sufficient funds on hand to provide Buyer with funds to pay the First Payment at the Closing, the Exercise Price of the Warrant, and the Additional Contributions, and to take all other steps necessary to consummate the transactions contemplated hereby and to perform its obligations hereunder.

     3.6. Purchase for Own Account. The Initial Shares and the Warrant Shares are being acquired by Buyer for its own account and with no intention of distributing or reselling such shares or any part thereof in a transaction that would be in violation of the securities laws of the United States or any state, without prejudice. Buyer is an "accredited investor" within the meaning of the Securities Act. Buyer acknowledges that Seller has afforded Buyer's representatives and Buyer's advisors the opportunity to discuss an investment in Seller and ask questions of representatives of Seller concerning the terms an conditions of the purchase of the Initial Shares and the Warrant Shares and such representatives have provided answers to all such questions. Buyer and its advisors have examined or have had the opportunity to examine this Agreement and all information that Buyer or any advisor deems to be material to an understanding of Seller, the proposed business of Seller, and the purchase of the Initial Shares and the Warrant Shares. The nature and amount of the investment is suitable for Buyer and consistent with its overall investment program and financial condition. Buyer has carefully evaluated the merits and risks of an investment in the Seller and has evaluated Buyer's financial resources and investment position, and Buyer has decided that it is able to bear the economic risks of purchasing the Initial Shares and Warrant Shares. Buyer agrees to the imprinting of a legend on all certificates representing the Initial Shares and the Warrant Shares to the following effect:

                    THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN
               REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE OFFERED FOR SALE OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN APPLICABLE EXEMPTION FROM SUCH REGISTRATION REQUIREMENTS OF SUCH ACT AND SUCH LAWS. THIS CERTIFICATE IS SUBJECT TO, AND IS TRANSFERABLE ONLY UPON COMPLIANCE WITH, THE PROVISIONS OF A STOCK PURCHASE AND SALE AGREEMENT DATED OCTOBER 6, 2006. A COPY OF THE ABOVE REFERENCED
               AGREEMENT IS ON FILE AT THE OFFICE OF THE COMPANY AT 1303 SW FIRST AMERICAN PLACE TOPEKA, KANSAS 66604.

Section 4. Pre-Closing Covenants.

     The Parties agree as follows with respect to the period between the execution of this Agreement and the Closing.

     4.1. General. Each of the Parties will use its reasonable best efforts to take all actions and to do all things necessary in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the Closing conditions set forth in Section 6 below).

     4.2. Notices and Consents. Seller shall give any notices to third parties, and shall use its reasonable best efforts to obtain any third party consents, referred to in Section 2.2 above and the items set forth in Section 2.2 of the Disclosure Schedule. Each of the Parties will give any notices to, make any filings with, and use its reasonable best efforts to obtain the third party consents required in connection with the matters referred to in Section 2.2.

     4.3. Insurance Filings and Other Government Matters. Buyer and Seller shall make the requisite filings with and do all things reasonably necessary to receive (i) the approval of the Kansas Commissioner of Insurance pursuant to
Section 40-3304 of the Kansas Insurance Code; (ii) any approval required by the laws of any of the jurisdictions set forth on Schedule 2.1; (iii) any approval of the Office of Thrift Supervision necessary in connection with Buyer's application to become a federal savings and loan holding company, in each case, to consummate the transactions contemplated by this Agreement; and (iv) any other authorizations, consents, and approvals of governments and governmental agencies as may be required to consummate the transactions contemplated hereunder. Buyer agrees to keep Seller apprised of all material communications relating to, and the status of, the process of obtaining consents and approvals related to this paragraph.

     4.4. Operation of Business. Except as approved in advance by Buyer, which approval will not be unreasonably withheld, Seller will (and will cause each of its Subsidiaries to) (i) conduct its business and operations diligently in the Ordinary Course of Business; (ii) not change its methods of management, accounting or operation; (iii) not enter into any lease, contract or commitment for a term of longer than one year or engage in any other transaction except in the Ordinary Course of Business; (iv) not sell or dispose of any assets appearing on Seller's balance sheet as of the date hereof or hereafter acquired, or enter into any contract or commitment to do such, other than in the Ordinary Course of Business or as permitted under Section 4.7 herein; (v) not make any capital expenditure or other expenditure other than in the Ordinary Course of Business; (vi) not amend its Articles of Incorporation or Bylaws or make any changes in authorized or issued capital stock; (vii) keep in force and renew with substantially the same kind, type and amount of coverage all insurance policies in effect on the date hereof; (viii) use its reasonable best efforts (without making any commitments on behalf of Buyer) to preserve its business organizations intact, to preserve its present relationships with customers, consultants and others with which it has business relationships; (ix) duly comply with all applicable laws, federal, state or local, pertaining to the operation of its business; (x) not do any act or omit to do any act which will cause or permit a breach by it of any material contract, commitment or obligation; (xi) continue to pay its payables and collect its receivables in a manner consistent with past practices; and (xii) not distribute any cash or other assets to any stockholder of Seller.

     4.5. Full Access. Seller will permit representatives of Buyer (including legal counsel and accountants) to have full access at all reasonable times, and in a manner so as not to interfere with the normal business operations of Seller and each of its Subsidiaries, to all premises, properties, personnel, books, records (including tax records), contracts, and documents of or pertaining to Seller and each of its Subsidiaries. Buyer will treat and hold as such any Confidential Information (as defined below) it receives from Seller in the course of the reviews contemplated by this Section 4.5, in accordance with the Confidentiality Agreement between the Parties dated July 2006, which the Parties hereby agree remains in full force and effect until Closing and in accordance with its terms if Closing does not occur.

     4.6. Notice of Developments.

          (a) Seller may elect at any time to notify Buyer of any development causing a breach of any of the representations and warranties in Section 2 above. Unless Buyer has the right to terminate this Agreement pursuant to
     Section 7.1(b) below by reason of the development and exercises that right within the period of ten (10) Business Days referred to in Section 7.1(b) below, the written notice pursuant to this Section 4.6(a) will be deemed to have amended the Disclosure Schedule, to have qualified the representations and warranties contained in Section 2 above, and to have cured any misrepresentation or breach of warranty that otherwise might have existed hereunder by reason of the development; and

          (b) Each Party will give prompt written notice to the others of any material adverse development causing a breach of any of its own representations and warranties. No disclosure by any Party pursuant to this
     Section 4.6(b), however, shall be deemed to amend or supplement the Disclosure Schedule or to prevent or cure any misrepresentation or breach of warranty.

     4.7. Exclusivity. Neither the Seller nor any Subsidiary of the Seller nor any of their respective officers, directors or employees shall, and the Seller shall direct and cause its and such Subsidiaries' officers, directors and employees not to, directly or indirectly, (a) initiate, solicit, encourage or otherwise take any action to facilitate any inquiries or the making of any proposal or offer with respect to an Acquisition Proposal or (b) engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, or afford access to any of the properties, assets or books and records of the Seller or any of its Subsidiaries to, or enter into any agreement, commitment or arrangement with, any Person relating to an Acquisition Proposal; provided, however, that, so long as the Seller has not breached in any material respect any of its obligations under this Agreement, nothing contained in this Agreement shall prevent the Seller, its directors, officers, or representatives, prior to the shareholder approval of the Amendments, from (i) providing information in response to a request therefor by a third party who has made an unsolicited written bona fide Acquisition Proposal to acquire all or more than fifty percent (50%) of the issued and outstanding Seller common stock or newly issued shares of Seller's common stock that would constitute more than fifty percent (50%) of the then outstanding shares after consummation of such transaction, or all or substantially all of the Seller's assets, if the Board of Directors of the Seller receives from the third party so requesting such information an executed confidentiality agreement and contemporaneously provides such information to Buyer; (ii) engaging in any negotiations or discussions with any third party who has made an Acquisition Proposal described in clause (i) above; or (iii) withdrawing or modifying in a manner adverse to Buyer its recommendation in favor of the Amendments or recommending to the stockholders of the Seller an Acquisition Proposal described in clause (i) above if, in each such case referred to in clause (i) or clause (ii) above, the Board of Directors of the Seller determines in good faith (after consultation with outside legal counsel of national reputation) that taking such action is required in order to comply with the fiduciary duties of the members of the Board of Directors of the Seller under applicable law, and in each such case referred to in clause (iii) above, (A) the Board of Directors of the Seller determines in good faith (after consultation with outside legal counsel of national reputation) that taking such action is required in order to comply with the fiduciary duties of the members of the Board of Directors of the Seller under applicable Law and (B) the Board of Directors of the Seller determines in good faith (after consultation with its financial advisor) that such Acquisition Proposal referred to in clause (iii) above constitutes a Superior Proposal (as defined below). The Seller shall immediately cease and cause to be terminated any existing activities, discussions or negotiations by the Seller or any Subsidiary of the Seller, or any of their respective officers, directors or Employees with any parties conducted heretofore with respect to any Acquisition Proposal. The Seller shall (x) as promptly as reasonably practicable (but in no event later than the day after receipt) notify Buyer if any such inquiries, proposals or offers are received by, any such information is requested from, or any such discussions or negotiations are sought to be initiated or continued with, any such third party and (y) identify the terms and conditions of any Acquisition Proposal (including any subsequent changes, modifications and amendments thereto) and the identity of the third party making such Acquisition Proposal. Nothing contained in this Agreement shall prohibit the Seller or the Board of Directors of the Seller from taking and disclosing to the Seller's stockholders a position with respect to a tender offer or exchange offer by a third party pursuant to Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act with respect to any Acquisition Proposal. During the period from the date of this Agreement through the exercise of the Warrant, the Seller shall not terminate, amend, modify or waive any provision of any confidentiality or standstill agreement to which it or any of its Subsidiaries is a party.

     4.8. No Dilution. Seller shall not issue, nor obligate itself in any way to issue, any shares of common stock or Options, except to Buyer pursuant to this Agreement.

Section 5. Post-Closing Covenants.

     The  Parties  agree as follows  with  respect to the period  following  the
Closing:

     5.1. General. In case at any time after the Closing any further action is necessary to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as any other Party reasonably may request, all at the sole cost and expense of the requesting Party.

     5.2. Until Exercise of Warrant. Until the Warrant is exercised, the Parties shall continue to comply with the covenants set forth in Sections 4.4, 4.5, 4.6,
4.7 and 4.8 hereof.

     5.3. Litigation Support. In the event and for so long as any Party actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand in connection with (i) any transaction contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving Seller, each of the other Parties shall cooperate with him, her, or it and its counsel in the defense or contest, make available its personnel, and provide such testimony and access to its books and records as shall be necessary in connection with the defense or contest, all at the sole cost and expense of the contesting or defending Party.

     5.4. Transition. Seller will not take any action that is designed or intended to have the effect of discouraging any lessor, licensor, customer, supplier, or other business associate of Seller from maintaining the same business relationships with Seller after the Closing as it maintained with Seller prior to the Closing.

Section 6. Conditions to Obligation to Close.

     6.1. Conditions to Buyer's Obligation. Buyer's obligation to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

          (a) The representations and warranties set forth in Section 2 above shall be true and correct in all material respects at and as of the Closing Date;

          (b) Seller shall have performed and complied with all of their covenants hereunder in all material respects through the Closing;

          (c) No court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or arbitrator shall have issued an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement; (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation; (C) prohibit the Buyer from owning the stock and controlling Seller; or (D) adversely affect the right of Seller or any of its Subsidiaries to own its assets and to operate its business (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

          (d) Seller shall have delivered to Buyer a certificate to the effect that each of the conditions specified above in Section 6.1(a)-(c) is satisfied in all respects;

          (e) All actions to be taken by Seller in connection with the consummation of the transactions contemplated hereby and all certificates, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to Buyer;

          (f) Buyer shall have received the approval of the Kansas Commissioner of Insurance pursuant to Section 40-3304 of the Kansas Insurance Code and any other approvals required under the insurance laws of the jurisdictions set forth on Section 2.1 of the Disclosure Schedule; and

          (g) Buyer's application to the Office of Thrift Supervision to become a federal savings and loan holding company has been approved by the Office of Thrift Supervision or Buyer has received notice from the Office of Thrift Supervision that consummation of the transactions contemplated by this Agreement will not preclude or delay such approval beyond the expiration date of Buyer's Stock Purchase Agreement with Kansas City Life Insurance Company under which Buyer or one of its subsidiaries would acquire Generations Bank.

          Buyer may waive any condition specified in this Section 6.1 if it executes a writing so stating at or prior to the Closing.

     6.2. Conditions to Seller's Obligation. Seller's obligation to consummate the transactions to be performed by them in connection with the Closing is subject to satisfaction of the following conditions:

          (a) The representations and warranties set forth in Section 3 above shall be true and correct in all material respects at and as of the Closing Date;

          (b) Buyer shall have performed and complied with all of its covenants hereunder in all material respects through the Closing;

          (c) No court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or arbitrator shall have issued an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement; (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation; (C) prohibit the Buyer from owning the stock and controlling Seller; or (D) adversely affect the right of Seller to own its assets and to operate its business (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

          (d) Buyer shall have delivered to Seller a certificate to the effect that each of the conditions specified above in Section 6.2(a)-(c) is satisfied in all respects; and

          (e) All actions to be taken by Buyer in connection with the consummation of the transactions contemplated hereby and all certificates, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to Seller.

          Seller may waive any condition specified in this Section 6.2 if it executes a writing so stating at or prior to the Closing.

Section 7. Termination.

     7.1. Termination of Agreement. Certain of the Parties may terminate this Agreement as provided below:

          (a) Buyer and Seller may terminate this Agreement by mutual written consent at any time prior to the Closing;

          (b) Buyer may terminate this Agreement by giving written notice to Seller at any time prior to the Closing in the event (A) Seller has within the then previous ten (10)

     Business Days given Buyer any notice  pursuant to Section  4.6(a) above and
     (B) the development that is the subject of the notice has had a Material Adverse Effect;

          (c) Buyer may terminate this Agreement by giving written notice to Seller at any time prior to the Closing (A) in the event Seller has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, Buyer has notified Seller of the breach, and the breach has continued without cure for a period of ten (10) Business Days after the notice of breach; or (B) if the Closing shall not have occurred on or before December 31, 2006, by reason of the failure of any condition precedent under Section 6.1 hereof (unless the failure results primarily from Buyer itself breaching any representation, warranty, or covenant contained in this Agreement);

          (d) Seller may terminate this Agreement if, prior to the approval of the Amendments at the Special Meeting, the Board of Directors of the Seller authorizes the Seller to enter into a definitive acquisition, merger, sale or similar agreement with respect to any Superior Proposal; provided, however, that the Seller may not terminate this Agreement pursuant to this
     Section 7.1(d) unless (A) three (3) business days shall have elapsed after delivery to Buyer of a written notice of such authorization by the Board of Directors of the Seller and, during such three (3) business day period, the Seller shall have reasonably cooperated with Buyer, including informing Buyer of the terms and conditions of such Superior Proposal and the identity of the Person or group making such Superior Proposal, with the intent of enabling Buyer to agree to a modification of the terms and conditions of this Agreement so that the transactions contemplated thereunder, or reasonable substitutions thereof, may be effected, and (B) at the end of such three (3) business day period, the Board of Directors of the Seller shall continue reasonably to believe that such Acquisition Proposal constitutes a Superior Proposal, and promptly thereafter, the Seller shall enter into a definitive acquisition, merger or similar agreement to effect such Superior Proposal; and provided, further, that the Seller may only exercise its right to terminate this Agreement pursuant to this Section 7.1(d) only if the Seller has complied with its obligations under Section 4.7 and simultaneously paid the amounts payable under Section 7.2; and

          (e) Seller may terminate this Agreement by giving written notice to Buyer at any time prior to the Closing (A) in the event Buyer has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, Seller has notified Buyer of the breach, and the breach has continued without cure for a period of ten (10) Business Days after the notice of breach; or (B) if the Closing shall not have occurred on or before December 31, 2006, by reason of the failure of any condition precedent under Section 6.2 hereof (unless the failure results primarily from Seller breaching any representation, warranty, or covenant contained in this Agreement).

     7.2. Effect of Termination. If any Party terminates this Agreement pursuant to Section 7.1 above, all rights and obligations of the Parties hereunder shall terminate without any liability of any Party to any other Party (except for any liability of any Party who has breached a covenant herein and only for breach of such covenant); provided, however, that the confidentiality provisions contained in Section 4.5 above and the Confidentiality Agreement between the Parties dated July 2006 shall survive termination. However, in the event Seller terminates this Agreement pursuant to Section 7.1

(d), Seller shall pay Buyer Five Hundred Thousand Dollars ($500,000) as a break up fee. Said payment will be paid to Buyer upon Seller's notice to Buyer of termination under Section 7.1(d).



Section 8. Miscellaneous.

     8.1. Definitions. Except as otherwise defined above, for purposes of this Agreement, the term:

     "Acquisition Proposal" shall mean any proposal or offer with respect to a merger, reorganization, recapitalization, share exchange, consolidation, sale, purchase, tender offer, exchange offer or similar transaction involving any class of equity securities (or any securities exercisable or exchangeable for or convertible into such equity securities) issued by the Seller or any of its Subsidiaries, or any of the Seller's or any such Subsidiary's assets.

     "Affiliate" has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act (as defined below).

     "Asbestos Liabilities" means any Liabilities arising from, relating to, or based on the presence or alleged presence of asbestos or asbestos-containing materials in any product or item designed, manufactured, sold, marketed, installed,  stored,  transported,  handled,  or  distributed  at  any  time,  or otherwise based on the presence or alleged presence of asbestos or asbestos-containing materials at any property or facility or in any structure, including without limitation, any Liabilities arising from, relating to or based on any personal or bodily injury or illness.

     "Basis" means any past or present fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction that forms or could form the basis for any specified consequence.

     "Business Day" shall mean any day other than Saturday or Sunday on which banks in New York, New York, are open to conduct general business.

     "Code" means the Internal Revenue Code of 1986, as amended.

     "Confidential Information" has the meaning set forth in the Confidentiality Agreement between the Parties dated July 2006.

     "Damages" shall mean any loss, damage, injury, liability, claim, demand, amounts paid in settlement, judgment, award, fine, penalty, tax, fee (including reasonable attorneys' fees), charge, cost (including costs of investigation), amount due or reasonable expense of any type, nature or description.

     "Employee Benefit Plan" means any "employee benefit plan" (as such term is defined in ERISA Section 3(3)) and any other material employee benefit plan, program or arrangement.

     "Employee Pension Benefit Plan" has the meaning set forth in ERISA Section 3(2).

     "Employee Welfare Benefit Plan" has the meaning set forth in ERISA Section 3(1).

     "Environmental, Health and Safety Requirements" means all federal, state, local, and foreign statutes, regulations, and ordinances concerning public health and safety, worker health and safety, pollution, or protection of the environment, including all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any hazardous materials, substances, or wastes, as such requirements are enacted and in effect on or prior to the Closing Date.

     "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

     "ERISA Affiliate" means each entity that is treated as a single employer with Seller for purposes of Code ss. 414.

     "GAAP" means United States generally accepted accounting principles as in effect from time to time, consistently applied.

     "Income Tax" means any federal, state, local, or foreign income tax measured by or imposed on net income, including any stock, penalty, or addition thereto, whether disputed or not.

     "Income Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Income Taxes, including any schedule or attachment thereto.

     "Intellectual Property" shall mean patent rights, trademark rights, copyrights, know-how, Software, trade secrets, inventions and includes without limitation, internet domain name registrations, content contained on internet sites, designs, blueprints, drawings, proprietary right or other intellectual property right or intangible asset or right to use or exploit any of the foregoing.

     "Kansas DOI" means the Kansas Department of Insurance.

     "Knowledge" or "Known" means, with respect to any matter in question, knowledge of any officer of the entity in question with respect to such matter after making due inquiry of officers and other employees charged with senior administrative or operational responsibility of such matters; provided, however, that the knowledge of any Person who becomes or continues as a director, officer, employee, agent, or independent contractor of Buyer of Seller after the Closing shall not be imputed as the knowledge of Seller unless such Person has expressly disclosed such information to Seller in writing pursuant to Section
8.8 below as soon as reasonably possible after such Person becomes aware of such information, but in no event effective later than the second (2nd) Business Day prior to the Closing.

     "Liability" means any liability or obligation of whatever kind or nature (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes, loans, borrowings, credit agreements, lines of credit, promissory notes or other evidences of indebtedness, or guarantees, indemnity undertakings, indentures or security agreements.

     "Lien" means any mortgage, pledge, lien, encumbrance, charge, or other security stock .

     "Material Adverse Effect" or "Material Adverse Change" means any effect or change that would be materially adverse to the business of Seller, the present value (using a commercially reasonable discount rate) of the negative impact of which on the business of Seller can reasonably be projected to exceed an amount equal to ten percent (10%) of the First Payment, or to the ability of any Party to consummate timely the transactions contemplated hereby; provided that none of the following shall be deemed to constitute, and none of the following shall be taken into account in determining whether there has been, a Material Adverse Effect or Material Adverse Change: (a) any adverse change, event, development, or effect arising from or relating to (1) general business or economic conditions, including such conditions related to the business of Seller, (2)
national or international political or social conditions, including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States, or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States, (3) financial, banking, or securities markets (including any disruption thereof and any decline in the price of any security or any market index), (4) changes in United States generally accepted accounting principles, (5) changes in laws, rules, regulations, orders, or other binding directives issued by any governmental entity, or (6) the taking of any action contemplated by this Agreement and the other agreements contemplated hereby; (b) the announcement of the Agreement, the identity of Buyer or any of its affiliates, or the business plans of Buyer or its affiliates; (c) any existing event, occurrence, or circumstance with respect to which Buyer has knowledge as of the date hereof; and (d) any adverse change in or effect on the business of Seller that is cured by Seller before the earlier of (1) the Closing Date and
(2) the date on which this Agreement is terminated pursuant to Section 7 hereof.

     "Most Recent Balance Sheet" means the balance sheet contained within the Most Recent Financial Statements.

     "Multiemployer Plan" has the meaning set forth in ERISA Section 3(37).

     "Ordinary Course of Business" means the ordinary course of business of Seller consistent with past custom and practice (including with respect to quantity and frequency).

     "Person" means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, any other business entity or a governmental entity (or any department, agency, or political subdivision thereof).

     "SEC Reports" means all proxy statements, registration statements, annual, quarterly, current or other reports and other documents filed or required to be filed by Seller with the Securities and Exchange Commission pursuant to the Securities Act or the Securities Exchange Act.

     "Securities Act" means the Securities Act of 1933, as amended. "Securities Exchange Act" means the Securities Exchange Act of 1934, as amended.

     "Software" shall mean (i) any and all computer software, including all source code and object code, (ii) machine readable databases and compilations, including any and all data and collections of data and (iii) associated documentation.

     "Subsidiary" means, with respect to any Person, any corporation, limited liability company, partnership, association, or other business entity of which
(i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof or (ii) if a limited liability company, partnership, association, or other business entity (other than a corporation), a majority of the partnership or other similar stock ownership thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof and for this purpose, a Person or Persons own a majority ownership stock in such a business entity (other than a corporation) if such Person or Persons shall be allocated a majority of such business entity's gains or losses or shall be or control any managing director or general partner of such business entity (other than a corporation). The term "Subsidiary" shall include all Subsidiaries of such Subsidiary.

     "Superior Proposal" shall mean any unsolicited written bona fide Acquisition Proposal made by a third party to acquire more than fifty percent (50%) of the issued and outstanding Seller common stock, or to purchase newly issued shares of the Seller's common stock that would constitute more than fifty percent (50%) of the outstanding shares after the consummation of such transaction, or all or substantially all of the Seller's assets, on terms which the Board of Directors of the Seller determines in good faith, after consultation with its financial advisor, to be more favorable from a financial point of view to the Seller and its stockholders (including taking into account the financing thereof) than the transactions with Buyer contemplated by this Agreement.

     "Tax" or "Taxes" means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code ss. 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any stock, penalty, or addition thereto, whether disputed or not.

     "Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

     8.2. Press Releases and Public Announcements. No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement prior to the Closing without the prior written approval of Buyer and Seller; provided, however, that any Party may make any public disclosure it believes in good faith is required by applicable law or any listing or trading agreement concerning its publicly traded securities (in which case the disclosing Party will use its reasonable best efforts to advise the other Parties prior to making the disclosure).

     8.3. No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

     8.4. Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they relate in any way to the subject matter hereof.

     8.5. Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of Buyer and Seller.

     8.6.  Counterparts.   This  Agreement  may  be  executed  in  two  or  more
counterparts (including by means of facsimile), each of which shall be deemed an original but all of which together will constitute one and the same instrument.

     8.7. Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

     8.8.  Notices.   All  notices,   requests,   demands,   claims,  and  other
communications hereunder shall be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given (i) when delivered personally to the recipient, (ii) one (1) Business Day after being sent to the recipient by reputable overnight courier service (charges prepaid),
(iii) one (1) Business Day after being sent to the recipient by facsimile transmission or electronic mail, or (iv) four (4) Business Days after being mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid, and addressed to the intended recipient as set forth below:

     If to Seller:                           Copy to:

     Harland E. Priddle                      Kevin R. Sweeney, Esq.
     First American Capital Corporation      Sonnenschein Nath & Rosenthal LLP
     1303 S.W. First American Place          4520 Main Street, Suite 1100
     Topeka, Kansas 66604                    Kansas City, Missouri 64111


     If to Buyer:                            Copies to:

     Robert D. Orr                           James H. Ingraham, Esq.
     Brooke Corporation                      Brooke Corporation
     10950 Grandview Drive, Suite 600        10950 Grandview Drive, Suite 600
     Overland Park, Kansas 66210             Overland Park, Kansas 66210

                                             and

                                             Gregory G. Johnson, Esq.
                                             Bryan Cave LLP
                                             3500 One Kansas City Place
                                             1200 Main Street
                                             Kansas City, Missouri 64105

Any Party may change the address to which notices, copies, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

     8.9. Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE DOMESTIC LAWS OF THE STATE OF KANSAS WITHOUT GIVING EFFECT TO ANY CHOICE OR CONFLICT OF LAW PROVISION OR RULE (WHETHER OF THE STATE OF KANSAS OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF KANSAS.

     8.10. No Consequential Damages. In no case shall any Damages (as defined above) awardable to any Party include special, consequential, exemplary or punitive damages or awards.

     8.11. Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by Buyer and Seller. No waiver by any Party of any provision of this Agreement or any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be valid unless the same shall be in writing and signed by the Party making such waiver, nor shall such waiver be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

     8.12. Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

     8.13. Expenses. Except as expressly set forth herein, each of Buyer and Seller will bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby. Without limiting the generality of the foregoing, all transfer, documentary, sales, use, stamp, registration and other such Taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and stock) incurred in connection with the consummation of the transactions contemplated by this Agreement shall be paid by Buyer when due, and Buyer shall, at its own expense, file all necessary Tax Returns and other documentation with respect to all such Taxes, fees and charges, and, if required by applicable law, the Parties will, and will cause their Affiliates to, join in the execution of any such Tax Returns and other documentation.

     8.14.   Construction.   The  Parties  have  participated   jointly  in  the
negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word "including" shall mean including without limitation.

     8.15. Incorporation of Exhibits and Schedules. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

     IN WITNESS WHEREOF, the Parties and the Directors hereto have executed this Agreement on the date first above written.

                                FIRST AMERICAN CAPITAL CORPORATION


                                By:
                                Name:
                                         -------------------------------------
                                Title:
                                         -------------------------------------


                                BROOKE CORPORATION


                                By:
                                         -------------------------------------
                                Name:    Anita F. Larson
                                         -------------------------------------
                                Title:   President and Chief Operating Officer
                                         -------------------------------------